EXECUTION COPY

CoaLogix Holdings, Inc.
51 John F. Kennedy Parkway, Suite 200
Short Hills, New Jersey 07078
Attention: Andrew D. Singer
Facsimile: (858) 703-4401

August 31, 2011

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 4
Montchanin, DE 19710

Gentlemen,

Secondment of Joe B. Cogdell, Jr. to Acorn Energy, Inc.

In this letter:

“Amended and Restated Employment Agreement” means the Amended and Restated Employment Agreement between CoaLogix and the Secondee, dated as of the date hereof;
“Acorn” means Acorn Energy, Inc.;
“Acquisition” means the transactions provided for in the SPA;
“Closing Date” shall have the meaning set forth in the SPA;
“CoaLogix” means CoaLogix Holdings, Inc.;
“Prior Employment Agreement” means the employment agreement, dated September 15, 2008, among the Secondee, Acorn and CoaLogix;
“Prior Services Agreement” means the Services Agreement, dated September 15, 2008, among the Secondee, Acorn and Coalogix;
“Secondee” means Joe B. Cogdell, Jr.;
“Secondment Period” means the period of time from the Closing Date through the Three-Month Anniversary or any earlier date on which the Secondee's secondment is terminated pursuant to the terms herein;

“SPA” means the Stock Purchase and Contribution Agreement, dated as of July 28, 2011, pursuant to which the Company will purchase all of the outstanding shares of capital stock of CoaLogix, Inc. (other than certain Rollover Shares (as defined in the SPA)), on the terms and conditions set forth in the SPA; and
“Three-Month Anniversary” means the three-month anniversary of the Closing Date
CoaLogix, Inc., Acorn and the other stockholders of CoaLogix, Inc. have entered into the SPA. CoaLogix, Inc., Acorn and the Secondee are parties to the Prior Employment Agreement, which will be amended and restated as of the date hereof, and to the Prior Services Agreement, providing for the secondment of the Secondee to Acorn.
In connection with the Acquisition and the entry into of the Amended and Restated Employment Agreement, the Company, Acorn and the Secondee desire to amend and restate the Prior Services Agreement in this letter, which will set out the terms that have been agreed among Acorn, the Company and the Secondee concerning the continued secondment of the Secondee to Acorn for a period of time following the Acquisition. This letter is the “Amended and Restated Services Agreement” referenced in the Amended and Restated Employment Agreement.
We are pleased to confirm our agreement to continue, following the Closing Date, the Secondee's secondment at Acorn providing services as Vice President, General Counsel and Secretary with responsibilities, duties and authority customary for such position, subject to direction by the board of directors of Acorn and the Chief Executive Officer of Acorn. Unless sooner terminated, the secondment will terminate on the Three-Month Anniversary.
1.    Amended and Restated Employment Agreement
Acorn hereby acknowledges and agrees that the Original Employment Agreement will be superseded by the Amended and Restated Employment Agreement as of the date hereof, and that Acorn will not be a party to the Amended and Restated Employment Agreement and will have no rights or obligations thereunder, except with respect to the determination of the amount and timing of the Acorn 2011 Bonus as described in Section 4 below and in Section 3(b) of the Amended and Restated Employment Agreement.
2.    Secondment Status
During the Secondment Period, the Secondee will remain an employee of CoaLogix under the terms and conditions of his employment with CoaLogix. During the Secondment Period, the Secondee will spend fifty percent of his working hours providing services to Coalogix and fifty percent of his working hours providing services to Acorn. Except with respect to the stock options for 120,000 shares of common stock of Acorn referenced in the Prior Employment Agreement, (a) CoaLogix will pay or provide Secondee all compensation, bonus, other amounts and benefit entitlements to which he is entitled in accordance with its normal policies and procedures; (b) the Secondee will not be entitled to any compensation from Acorn; (c) the Secondee shall not be entitled to participate in any Acorn benefits or benefit plans; and (d) CoaLogix shall be responsible for all tax withholdings and other deductions required by law relating to the secondment and for all workers' compensation, unemployment obligations, and other statutory obligations regarding employment relating to the Secondee.
The Secondee will during the secondment be bound by CoaLogix's general requirements of its own employees, including all of CoaLogix's workplace conduct policies, standards and procedures.
3.    Authority and Control

The Secondee will have the authority to act on behalf of Acorn in the day-to-day operations of Acorn. The Secondee shall be subject to the direction of Acorn's Chief Executive Officer with regard to the services provided to Acorn. The Secondee shall, at all times during the secondment, be under the day-to-day control of Acorn with respect to his duties to Acorn.
4.     Compensation Costs and Expenses
In consideration for the Secondee's services to Acorn during the Secondment Period, Acorn will pay CoaLogix $24,778.73 per month during the Secondment Period, with each monthly payment to be paid to CoaLogix within five days following the end of the month with respect to which the payment relates. Acorn will also determine, in its sole discretion, the amount of the Secondee's 2011 bonus attributable to the Secondee's services for Acorn (the “Acorn 2011 Bonus”), and Coalogix shall pay such bonus to the Secondee pursuant to the Amended and Restated Employment Agreement at the time following the end of calendar year 2011 directed by Acorn, which shall in no event be later than March 1, 2012. Acorn shall reimburse Coalogix for such bonus payment within five days after the payment of such bonus to Secondee. In addition, Acorn will reimburse CoaLogix for any expenses for which the Secondee is entitled to reimbursement pursuant to Section 3(f) of the Amended and Restated Employment Agreement that relate to the Secondee's services for Acorn, with such reimbursement to be paid to CoaLogix with the monthly payment due for the month following the month that includes the date the applicable expense is incurred.
5.    Termination of Secondment
The Secondment Period will terminate on the Three-Month Anniversary; provided that Acorn may terminate the Secondment Period on any earlier date by giving not less than thirty days advance notice in writing to Coalogix at any time. If Acorn terminates the Secondment Period prior to the Three-Month Anniversary, it will be required to continue to pay Coalogix the compensation costs and expenses specified in Section 4, including the cash monthly payments for each month through the Three-Month Anniversary, in each case at the times specified therein.
The Secondment Period shall terminate automatically, without notice to any party, upon the termination of the Secondee's employment with CoaLogix for any reason. In the event such employment with CoaLogix is terminated, CoaLogix shall provide prompt notice of same to Acorn, and Acorn will reimburse Coalogix for a portion of any Severance Payment or Severance Benefits payable to the Secondee pursuant to Section 5 of the Amended and Restated Employment Agreement, with such portion determined by multiplying the aggregate dollar value of such Severance Payment and Severance Benefits (as reasonably determined by CoaLogix) by a fraction, the numerator of which is fifty percent of the number of days following the date of such termination and prior to and including the Three-Month Anniversary and the denominator of which is 730. Such reimbursement will be paid from Acorn to Coalogix within 30 days following the date of termination of the Secondee's employment.
Acorn may terminate the secondment at any time with immediate effect and without any payment by notice in writing to CoaLogix if:

•	The Secondee engages in any misconduct or other conduct which, in the reasonable judgment of Acorn, affects or is likely to affect prejudicially the interests of Acorn; or

•	The Secondee is unable properly to perform his duties by reason of ill-health, accident or otherwise for a period of thirty consecutive working days.
Termination of the secondment shall not terminate the Amended and Restated Employment Agreement, and the Secondee shall not be entitled to any severance payments or benefits solely as a result of termination of the secondment.
6.    Indemnities and Waivers
Acorn will indemnify CoaLogix for and against all costs, claims, liabilities and expenses which CoaLogix incurs or suffers arising from claims made against it by third parties in respect of any act, omission or error of judgment (whether or not negligent or otherwise actionable) by the Secondee arising from the performance of his duties for Acorn during the secondment, but only if and to the extent the Secondee has acted in respect of such acts, omissions or errors in accordance with the directives of Acorn and its workplace standards of conduct.
CoaLogix will indemnify Acorn for and against (i) all employment-related liabilities relating to compensation and benefits due or alleged to be due to the Secondee (whether arising out of or related to the Secondee's employment with CoaLogix, the Secondee's secondment to Acorn or otherwise), (ii) all damage, injury or loss caused by or resulting from any breach by CoaLogix of this letter or any violation by CoaLogix of any laws applicable to the secondment of the Secondee, and (iii) all costs, claims, liabilities and expenses which Acorn incurs or suffers arising from claims made against it by third parties in respect of any act, omission or error of judgment (whether or not negligent or otherwise actionable) of the Secondee during the secondment, except for those acts or omissions during the course of and in furtherance of Secondee's duties under the secondment that are in accordance with the directives of Acorn and its workplace standards of conduct.
7.    General
Nothing in this letter shall constitute a partnership or joint venture between the parties nor have the effect of constituting the Secondee as an employee of Acorn.
The termination of the secondment as permitted in this letter shall not affect those provisions that are expressed to have continuing operation or effect after termination nor shall termination affect the waivers and indemnities contained in Section 6.
This letter sets out the entire agreement and understanding of the parties pertaining to the secondment; however, the terms of the Amended and Restated Employment Agreement are, to the extent consistent with this letter, incorporated herein by reference. In the event of any conflict between the terms of this letter and the Amended and Restated Employment Agreement, the terms of the Amended and Restated Employment Agreement shall control.
The terms of this letter are governed by and construed in accordance with the laws of the State of New York.

Please confirm the acceptance of Acorn to the terms of this letter by signing where indicated below.
Yours sincerely,

______________________________        Date: ________________________
William J. McMahon
President and Chief Executive Officer

For and on Behalf of Acorn

______________________________        Date:___________________________
Name: John A. Moore
President & Chief Executive Officer

Seen and Acknowledged:

_______________________________        Date:_____________________________
Name: Joe B. Cogdell, Jr.
Secondee

Signature Page to Secondment Letter for Joe B. Cogdell, Jr.